At RF Micro Devices                                                                  At the Financial Relations Board
Dean Priddy                          Douglas DeLieto                                Joe Calabrese
Chief Financial Officer           VP, Investor Relations                        (212) 827-3772
(336) 931-7975                    (336) 931-7968

FOR IMMEDIATE RELEASE
March 28, 2007

RFMD ANNOUNCES PROPOSED CONVERTIBLE NOTE OFFERING

GREENSBORO, NC, March 28, 2007 - RF Micro Devices, Inc. (NASDAQ: RFMD) today announced that it intends to offer, subject to market and other conditions, approximately $150 million aggregate principal amount of convertible subordinated notes due 2012 and approximately $150 million aggregate principal amount of convertible subordinated notes due 2014 through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act").  The interest rate, conversion terms and offering price are to be determined by negotiations between RFMD and the initial purchaser of the notes.

RFMD expects to grant the initial purchaser of the notes a 30-day option to purchase up to an additional $25 million aggregate principal amount of convertible subordinated notes due 2012 and up to an additional $25 million aggregate principal amount of convertible subordinated notes due 2014, in each case, solely to cover over-allotments.

RFMD intends to use the net proceeds from the offering for general corporate purposes, including working capital, potential acquisitions and future stock repurchases.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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